CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Kinetics Portfolios Trust and to the use of our report dated February 26, 2016 on the financial statements and financial highlights of The Internet Portfolio, The Global Portfolio, The Paradigm Portfolio, The Medical Portfolio, the Small Cap Opportunities Portfolio, The Market Opportunity Portfolio, The Alternative Income Portfolio, and The Multi-Disciplinary Income Portfolio, each a series of shares of Kinetics Portfolios Trust.   Such financial statements and financial highlights appear in the 2015 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information, which is a part of such Registration Statement.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
May 5, 2016